UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

BAYOU CITY EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-27443	61-1306702
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

632 Adams Street, Suite-700, Bowling Green, Kentucky	42101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 798-3389

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2012, Charlie Bukowski resigned his positions as President, Chief Executive Officer and Director of Bayou City Exploration, Inc. (the “Company”).

Effective November 30, 2012, the Board of Directors (the “Board”) of the Company appointed Stephen C. Larkin to serve as the Company’s President and Chief Executive Officer subsequent to Mr. Bukowski’s resignation. In connection with Mr. Larkin’s appointment as President and Chief Executive Officer, the Board agreed to raise his salary from $90,000 to $120,000.

In addition to his newly appointed offices, Stephen C. Larkin, age 53, serves as a Director and the Chief Financial Officer of the Company. Since November 2010, Mr. Larkin has also served as a director and the President of Blue Ridge Group, Inc., and served as its Chief Financial Officer prior to his appointment as its President. Prior to joining the Company, from September 1998 until September 2007, Mr. Larkin served as President and Chief Executive Officer of Sensus Precision Die Casting, Inc. and President, Chief Executive Officer and Chairman of the Board of Directors of Sensus Rongtai (Yangzhou) Precision Die Casting, Ltd. (a Chinese subsidiary of Sensus Precision Die Casting, Inc.) and managed all aspects of the company. Mr. Larkin spent a total of 21 years with Sensus Metering Systems, Inc. (parent company to Sensus Precision Die Casting, Inc.) in positions ranging from Controller and Chief Financial Officer of one of its divisions (for seven years), to Vice President of Operations (for four years) and then finally with Sensus Precision Die Casting Company as its President and Chief Executive Officer. Prior to that, Mr. Larkin spent almost six years with Ernst and Young LLP both in the Lansing, Michigan office and the Tampa, Florida office and held the position of Senior Manager-Auditing when he left. Mr. Larkin earned a B.A. degree from Michigan State University in Accounting in 1981, a Master of Business Administration degree from Michigan State University in Operations Management in 1989 and an Executive Master of Business Administration from the University of New Hampshire in International Business in 1997. Mr. Larkin became a Certified Public Accountant in May 1982 in the State of Florida.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bayou City Exploration, Inc.

Dated: November 30, 2012	By:	/s/Stephen C. Larkin
Stephen C. Larkin Chief Financial Officer